UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2015

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2015, Walter Energy, Inc. (the “Company”) entered into an award agreement (the “Award Agreement”) with Michael T. Madden, the Company’s Senior Vice President and Chief Commercial Officer and a current named executive officer of the Company.  The terms of the Award Agreement provide that Mr. Madden will receive a cash award of $400,000, or approximately 1.0x his current base salary (the “Award”), to be paid by the Company to Mr. Madden on the effective date of the Award Agreement.  The Award is intended to recognize Mr. Madden’s excellent individual performance and to retain his service for three full years in a challenging environment.  Under the terms of the Award Agreement, Mr. Madden will be required to repay the full gross amount of the Award to the Company if his employment with the Company is terminated by him without good reason (as defined in the Award Agreement), which would include a retirement by him without good reason, or by the Company for cause (as defined in the Award Agreement) prior to the third anniversary of the effective date of the Award Agreement.

The foregoing description of the Award Agreement is qualified in its entirety by reference to the full text of the Award Agreement, the form of which is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-13711), filed with the Securities and Exchange Commission on December 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: January 29, 2015	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Executive Vice President,
General Counsel and Secretary